Exhibit 99

Contacts:
Richard C. Baylor, Chairman, CEO
Phone: 740-435-2040
Or
Mark A. Severson, CFO
Phone: 740-435-2055
Camco Financial Announces First Quarter 2007 Earnings
Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (“Camco”) reported net earnings for the quarter ended March 31, 2007 of $1.50 million or $0.20 per basic share as compared with net earnings of $1.68 million or $0.22 per share for the same quarter in 2006 and net earnings of $1.26 million or $0.17 per share for the fourth quarter 2006.
     Camco recently announced its quarterly cash dividend of $0.15. This dividend represents an annualized yield of 4.67% on Camco’s March 31, 2007 quarter-end share price. Also, in the first quarter 2007, Camco purchased 43,500 shares under its stock repurchase program.
     President & CEO Richard C. Baylor commented, “We continue to see progress in our efforts to restructure the composition of our balance sheet. We are staying on course with our strategic plan to grow consumer and commercial loan assets, which now comprise 50% of our total loan portfolio, up from 46% at March 31, 2006. We have hired new employees in important revenue generating areas such as commercial lending and commercial lending operations staff. Competition for loan volume has been acute, yet we are not willing to sacrifice future quality for current growth and therefore our net loan receivables have not shown growth when comparing the first quarter 2007 with the first quarter 2006. However, we have experienced some promising growth in the first quarter 2007 versus the fourth quarter 2006 in our commercial loan portfolio. On the retail side, we are following through on our commitment to execute our growth strategy by opening two branches since September 2006 in growth markets near Cincinnati and Columbus.”

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     Mr. Baylor continued, “The decrease in our earnings stems from continued pressure on the net interest margin, which has decreased 12 basis points from last years first quarter. However, we have seen our net interest margin firming since the third quarter 2006, rising from 2.84% to the current 2.94%. We remain committed to growing revenue sources while at the same time keeping a close eye on operating expenses.”
Review of significant areas:
Net Interest Margin:
During the first quarter of 2007 the net interest margin fell to 2.94%, versus 3.06% for the first quarter 2006. The primary reason for this contraction in the net interest margin was the yield on earning assets rising slower than the cost of interest bearing liabilities. The yield on earning assets increased from 5.96% in the first quarter 2006 to 6.45% in the first quarter 2007 or 49 basis points. Conversely, the total cost of interest bearing liabilities increased from 3.17% in the first quarter 2006 to 3.86% in the first quarter of 2007 or 69 basis points.
Non-Interest Income:
For the quarter ended March 31, 2007, non-interest income increased to $1.57 million from $1.31 million in the first quarter 2006. For the first quarter 2007, ATM service fees were up $44,000, or 37% due primarily to increased volume and commercial loan prepayment fees were higher by $36,000. With respect to non-interest income in the first quarter of 2006, management discontinued the accrual of late charges recognized on commercial loans and moved to a method that recognized late charges as income when collected. This decision resulted in a decrease in non-interest income in the first quarter 2006 of $166,000.

Operating Expenses:
For the first quarter ended March 31, 2007, operating expenses were $6.56 million compared to $6.26 million for the first quarter 2006. Approximately one-third of this increase was attributable to salaries and benefits. The company has recently made several key hires within the mid-management level of the company as well as commercial lenders in the markets we serve. Additional loan collection staff has also been hired. Expenses related to the disposition of real estate owned increased $85,000. Occupancy and equipment increased $89,000 primarily due to the opening of the Mason, Ohio branch in September 2006, and additional depreciation related to the core processing conversion that occurred in May 2006.
Asset Quality:
Non-performing loans as a percentage of total loans increased from 1.75% at March 31, 2006 to 2.04% at March 31, 2007. The allowance for loan losses as a percentage of loans decreased slightly from 87 basis points at March 31, 2006 to 86 basis points at March 31, 2007. Importantly, it should be noted that non-performing assets decreased from $21.6 million at December 31, 2006 to $20.4 million at March 31, 2007 or 6% and that overall loan delinquency for loans 30 days or more delinquent declined from $38.2 million to $30.7 million or 20%.
Strategic Vision:
Camco continues to execute and manage its long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing commercial, commercial real estate and consumer loan portfolios as well as transaction-based deposits. Critical to the strategy is the future growth of the balance sheet and the correspondent increase in net interest margin. Complimentary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 31 offices in 22 communities in Ohio, Kentucky and West Virginia.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and Shares Outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Assets

Cash and Cash Equivalents	24,099	26,542	21,459	32,938	29,861
Investments	108,602	110,955	113,625	114,586	109,460

Loans Held for Sale	3,415	3,664	3,423	2,115	3,325

Loans Receivable	838,637	831,722	844,921	852,921	847,426
Allowance for Loan Loss	(7,126)	(7,144)	(7,084)	(7,639)	(7,321)

Loans Receivable, Net	831,511	824,578	837,837	845,282	840,105

Goodwill	6,683	6,683	6,683	6,683	6,683
Other Assets	75,080	75,794	74,570	72,069	68,996

Total Assets	$1,049,390	$1,048,216	$1,057,597	$1,073,673	$1,058,430

Liabilities

Deposits	685,341	684,782	684,911	681,905	676,376
Borrowed Funds	258,285	257,139	268,935	290,441	280,280
Other Liabilities	14,533	15,203	13,055	11,224	11,543

Total Liabilities	958,159	957,124	966,901	983,570	968,199

Stockholders Equity	91,231	91,092	90,696	90,103	90,231

Total Liabilities and Stockholders’ Equity	$1,049,390	$1,048,216	$1,057,597	$1,073,673	$1,058,430

Stockholders’ Equity to Total Assets	8.69%	8.69%	8.58%	8.39%	8.52%

Total Shares Outstanding	7,419,546	7,463,056	7,460,813	7,488,813	7,536,713

Book Value Per Share	$12.30	$12.21	$12.16	$12.03	$11.97

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	14,151	14,164	13,860	13,491	13,249
Mortgage-backed securities	560	585	602	608	633
Investment securities	640	603	590	539	480
Interest-bearing deposits and other	838	822	848	825	790

Total Interest Income	16,189	16,174	15,900	15,463	15,152

Interest Expense:
Deposits	6,004	5,972	5,744	5,108	4,424
Borrowings	2,798	2,770	2,904	2,900	2,949

Total Interest Expense	8,802	8,742	8,648	8,008	7,373

Net Interest Income	7,387	7,432	7,252	7,455	7,779
Provision for Losses on Loans	195	360	360	360	360

Net Interest Income After Provision for Loan Losses	7,192	7,072	6,892	7,095	7,419

Noninterest Income
Late charges, rent and other	776	616	642	726	462
Loan servicing fees	352	345	354	353	360
Service charges and other fees on deposits	380	371	325	431	352
Gain on sale of loans	86	60	56	80	99
Mortgage servicing rights	(53)	(368)	(113)	(46)	(22)
Gain on sale of investment, mbs & fixed assets	10	(3)	23	1	—
Gain on sale of real estate acq’d through foreclosure	17	(5)	(41)	(80)	55

Total noninterest income	1,568	1,016	1,246	1,465	1,306

Non interest expense
Employee compensation and benefits	3,345	3,085	3,218	3,016	3,249
Occupancy and equipment	869	797	825	780	780
Data processing	285	302	316	333	393
Advertising	322	316	319	220	303
Franchise taxes	268	268	285	228	246
Other operating	1,474	1,527	1,447	1,366	1,291

Total noninterest expense	6,563	6,295	6,410	5,943	6,262

Net Income — Before Income Tax	2,197	1,793	1,728	2,617	2,463
Provision for income taxes	693	533	608	802	784

Net Earnings from Operations	1,504	1,260	1,120	1,815	1,679

Earnings Per Share Reported:
Basic	$0.20	$0.17	$0.15	$0.24	$0.22
Diluted	$0.20	$0.17	$0.15	$0.24	$0.22

Basic Weighted Number of Shares Outstanding	7,457,583	7,462,642	7,474,665	7,521,529	7,563,452
Diluted Weighted Number of Shares Outstanding	7,458,931	7,464,547	7,477,519	7,524,787	7,567,170

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended March 31, 2007 and 2006
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months
	Ended	Ended
	3/31/07	3/31/06
	(Unaudited)	(Unaudited)
Reported:
Return on Average Equity	6.57%	7.38%
Return on Average Assets	0.57%	0.63%
Interest Rate Spread	2.58%	2.79%
Net Interest Margin	2.94%	3.06%
Yield on earning assets	6.45%	5.96%
Cost of deposits	3.70%	2.81%
Cost of funds	4.28%	3.92%
Total cost of interest bearing liabilities	3.86%	3.17%
Noninterest expense/average assets	2.50%	2.35%
Efficiency Ratio	73.29%	68.93%
Non performing assets to total assets	1.94%	1.55%
Non performing loans to total net loans including loans held for sale	2.04%	1.75%
Allowance for loan losses to total loans	0.86%	0.87%
Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
March 2007, December and September 2006
(In thousands, except for per share data and shares outstanding)
Average Table — Quarter Ended

	Mar 31, 2007			Dec 31, 2006			Sept 30, 2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Interest — Earning Assets:
Loans held for sale	4,230			2,922			2,278
Loans receivable — net	828,196	14,151	6.80%	829,040	14,164	6.81%	841,094	13,860	6.57%
Mortgage-backed securities	52,860	560	4.24%	55,381	585	4.23%	57,311	602	4.20%
Investment securities	58,057	640	4.41%	56,888	603	4.24%	56,634	590	4.17%
Interest-bearing deposits and other	61,312	838	5.47%	61,293	822	5.36%	64,387	848	5.27%

Total interest earning assets	1,004,655	16,189	6.45%	1,005,524	16,174	6.43%	1,021,704	15,900	6.22%

Noninterest-earning assets	45,006			44,082			44,046

Total Assets	1,049,661			1,049,606			1,065,750

Interest-Bearing Liabilities:
Deposits	649,451	6,004	3.70%	651,506	5,972	3.67%	656,621	5,744	3.50%
Advances	261,510	2,798	4.28%	261,292	2,770	4.24%	277,325	2,904	4.19%

Total interest-bearing liabilities	910,961	8,802	3.86%	912,798	8,742	3.83%	933,946	8,648	3.70%

Noninterest-bearing sources:
Noninterest-bearing liabilities	47,198			45,673			41,293
Shareholders’ equity	91,502			91,135			90,511

Total Liabilities and Shareholders’ Equity	1,049,661			1,049,606			1,065,750

Net Interest Income & Margin		7,387	2.94%		7,432	2.96%		7,252	2.84%